Exhibit 3.1

By: TRANSFER AGENT - AUTHORIZED SIGNATURE transferable on the books of the Corporation by the holder in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. WITNESS the facsimile seal of the Corporation and the facsimile signature of its duly authorized officers. COUNTERSIGNED AND REGISTERED ACTION STOCK TRANSFER CORP. 2469 E Ft. Union Blvd., #214, Salt Lake City, UT 84121 Dated: NUMBER SHARES INCORPORATED UNDER THE LAWS OF DELAWARE PRESIDENT SECRE T A R Y CRITICAL SOLUTIONS, INC. Fully Paid Non - Assessable $0.01 Par Value COMMON STOCK CUSIP NO. 22675T 104 THIS CERTIFIES THAT IS THE RECORD HOLDER OF Shares of CRITICAL SOLUTIONS, INC. Common Stock SEAL